Exhibit 3.7

Commonwealth of Virginia

STATE CORPORATION COMMISSION

Richmond, December 26, 2011

This is to certify that the certificate of incorporation of

Advance Auto Innovations, LLC

was this day issued and admitted to record in this office and that the said limited liability company is authorized to transact its business subject to all Virginia laws applicable to the company and its business, Effective date: December 30, 2007

State Corporation Commission

Attest:

        /s/ Joel H. Peck

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

ARTICLES OF ORGANIZATION

OF

ADVANCE AUTO INNOVATIONS, LLC

Pursuant to Chapter 12 of Title 13.1 of the Code of Virginia the undersigned states as follows:

1.	The name of the limited liability company is:

Advance Auto Innovations, LLC

2.	The address of the initial registered office which is located in the City of Roanoke, Virginia is:

5008 Airport Road

Roanoke, Virginia 24012

3.	A. The registered agent’s name is Sarah E. Powell, whose business address is the same as the registered office.

B.    The registered agent is an individual who is a resident of Virginia and a member of the Virginia State Bar.

4.	The mailing address of the principal office of the limited liability company where the records will be maintained pursuant to Virginia Code Section 13.1-1028 is:

5008 Airport Road

Roanoke, Virginia 24012

5.

No member of the Company or other person shall have authority to act for or bind the Company unless (a) the member or person is a manager, appointed by a majority of the members of the Company in accordance with the operating agreement of the Company, and (b) the member or person is authorized as a manager to so act or bind the Company pursuant to the operating agreement of the Company or any vote, resolution, or consent of a majority of the members in accordance with such operating agreement. Any third party dealing with a member or other person may rely without liability on the authority of such member or person as a manager or officer to act for or bind the Company provided that (a) such member or person presents the third party with a signed statement certifying that he is either a manager or officer of the Company and has such authority, and (b) the third party has no knowledge or notice that such member or person lacks such authority.

6.

To the full extent that the Virginia Limited Liability Company Act (Chapter 12 of Title 13.1), as it exists on the date hereof or may hereinafter be amended (the “Act”), permits the limitation or elimination of the liability of a member and manager, a member or manager of the limited

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liability company shall not be liable to the limited liability company or its members for monetary damages. If elimination of the liability is not permitted, the limitation of liability shall be (1) $1.00 or the minimum amount allowed to be stated by such Act if a specific dollar amount is required to be stated or (2) the full extent of the limitation set forth in such Act if no specific dollar amount is required to be stated.

The limited liability company shall indemnify an individual made a party to a proceeding because he is or was a member or manager of the limited liability company against liability incurred in the proceeding if he conducted himself in good faith, and he believed, in the case of his conduct in his official capacity with the limited liability company, that his conduct was in its best interest; and in all other cases, that his conduct was at least not opposed to its best interests and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The determination of whether a member or manager has met this standard of conduct shall be determined in the manner fixed by statute with respect to statutory indemnification. The limited liability company may not indemnify (1) in connection with a proceeding by or in the right of the limited liability company in which the member or manager was adjudged liable to the limited liability company, or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

The limited liability company shall pay for or reimburse the reasonable expenses incurred by a member or manager who is a party to a proceeding in advance of final disposition of the proceeding if (1) the member or manager furnishes the limited liability company a written statement of his good faith belief that he has met the standard of conduct described herein, (2) the member or manager furnishes the company a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification.

All terms defined in Article 10 of the Virginia Stock Corporation Act (Chapter 9 of Title 13.1) as adopted by reference in the Act and as enacted and in effect on the date of these articles of organization, shall have the same meaning when used in this article. In the event that any provision of this article is determined to be unenforceable as being contrary to public policy, the remaining provisions shall continue to be enforced to the maximum extent permitted by law. Any indemnification under this article shall apply to a person who has ceased to have the capacity referred to herein, and may inure to the benefit of the heirs, executors and administrators of such a person. Any amendment to or repeal of this article shall not adversely affect any right or protection of a member or manager of or with respect to any acts or omissions of such member or manager occurring prior to such amendment or repeal. Notwithstanding the foregoing, payments under this article with respect to a claim for indemnification shall be reduced to the extent the member or manager has not made reasonable efforts to reduce the amount of an indemnified loss by seeking contributions from other sources.

7.	Signature:

/s/ James Chapman Hale	December 20, 2007
James Chapman Hale, Organizer

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